Exhibit 99.1

en2go Enters Private Beta Phase

en2go Reaches Milestone; Signs First Beta Partner for India

Burbank, California, October 28, 2008, – en2go International, Inc. ("en2go" or the "Company") (OTC-BB: ENGO) today announced that it is now engaging worldwide strategic partners for private beta testing of its Flyxo technology.  Tolga Katas, founder of en2go, states, "We are elated to have reached this important milestone. The feedback from our partners will be an integral part of the final polishing of this software."

en2go has agreed to create an Indian channel specifically for Sybanet Communications, Inc. (Sybanet), granting Indian distribution rights for content featuring Bollywood, Telugu also known as Tollywood, Malyalam, Punjabi, Tamil, Kannada, Gujarati, Bhojpuri and other regional feature films and documentaries from India and other countries. About the Flyxo media delivery platform, Yogesh Patel, CEO of Sybanet, states, “The quality and ease of use is remarkable. It is the perfect solution to deliver Bollywood films in HD over IPTV for the exploding Indian market.  It is tomorrow’s technology today.”

Flyxo, the first of en2go's beta-phase applications, is currently available on Mac only. Flyxo is a media delivery platform that broadcasts movies, images, music, flash, quartz and slideshows directly to the user's desktop for superior multimedia experience. Unlike most video streaming technologies, Flyxo delivers a stream of mixed clips from HD video to high-resolution images to user's desktop. Flyxo enables content owners to easily create their own channel by mixing video with interactive media, then broadcast it to anywhere in the world.

About Sybanet Communications, Inc.

Sybanet Communications Inc. is a well-established telecommunications company with a proven track record for providing prepaid/postpaid telecom services targeting Indian expatriots and others.  Sybanet is now expanding into distributing digital media for the handheld devices, set-top boxes, IPTV and computer screens for the Indian and other ethnic markets.

About en2go International, Inc.

en2go International, Inc., a Burbank, California-based company is developing and launching products that create a monetizable bridge between technology, digital entertainment, and the converged space they occupy. en2go is currently developing Flyxo™, eMaculate™ and others based upon en2ools™. en2ools™ technology facilitates a light speed, browser-bypassing architecture for searching, sending, managing and viewing massive digital video, graphic and data files on the Internet. Flyxo™ delivers a stream of mixed clips from HD video to high-resolution images and more to users' desktops. eMaculate™ enables users to search, share and download pictures (and eventually, all types of multimedia). eMaculate™ will evolve to become the ultimate multimedia organizer, capable of instantly transferring and organizing large multimedia files from different web sites, peers and networks.

For further information about en2go call 1.818.433.7191 or visit http://www.en2go.com.

Forward-Looking Statements: This release contains "forward-looking" statements that are based on present circumstances and on en2go's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and en2go assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

Contact:

Paul Fishkin

1-818-433-7191